Exhibit 4.3

Dated 25 June 2021

Chief Medical Officer - Executive Service Agreement

Parties

Radiopharm Theranostics (USA) Inc

Dr Paul David Mozley

Contents

1	Definitions and interpretation	1
2	Warranties	5
3	Commencement	5
4	Position and Duties	5
5	Place of work	6
6	Hours of work	6
7	Remuneration and taxation	7
8	Equity Incentive Plan	7
9	Method and frequency of payment	7
10	Annual Bonus	7
11	Other benefits	8
12	Expenses	8
13	Performance and remuneration review	8
14	Employer’s Property	9
15	Vacation	9
16	Public holidays	10
17	Termination	10
18	Restraint during Employment	13
19	Restraint after Employment ceases	13
20	Confidential Information	15
21	Intellectual Property	17
22	Remedies for breach by Executive	18
23	Moral Rights	18
24	Policies	18
25	Privacy	19
26	Application of legislation and industrial instruments	19
27	Severability	19
28	Governing law	19
29	Continuing obligations	20
30	Waiver	20
31	Costs and outlays	20
32	Entire understanding	20
33	Acknowledgment	20
34	Counterparts	20
35	Variation	20

i

This Executive Service Agreement dated 25 June 2021

Parties	Radiopharm Theranostics (USA) Inc care of Vcorp Services, LLC. Located at 701 S. Carson Street, Suite 200, Carson City NV 89701, USA (Employer)

Dr P. David Mozley of 1033 Anvil Drive, Collegeville, PA 19426 USA (Executive)

Introduction

A	The Employer has offered to employ the Executive in the Position on the terms and conditions set out in this Agreement.

B	The Executive has accepted employment in the Position on the terms and conditions set out in this Agreement.

It is agreed

1	Definitions and interpretation

1.1	In this Agreement:

Agreement means this document, including any schedule or annexure to it;

Annual Bonus means a discretionary annual target of 40% of the Executive’s Base Salary;

Base Salary has the meaning set out in Item 7 of Schedule 1;

Board means the board of directors of the Parent Company, as constituted from time to time;

Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

Client means any person, firm or organisation to whom or on behalf of whom, the Employer or a Group Company provides products or services;

Commencement Date means the date specified in Item 3 of Schedule 1;

Competing Business means a business (whether operated as a company, partnership or sole trader) which carries on an activity in relation to radiopharmaceuticals or otherwise competes with the Employer’s or the Group’s business;

Confidential Information means information (whether oral, written, stored electronically or magnetically or otherwise in machine readable form) of the Employer and the Group which is of a confidential character. Confidential Information includes:

(a)	information which is specifically designated as confidential by the Employer, the Group, Identified Prospective Clients or Clients;

(b)	information which by its nature or the circumstances of its disclosure may be reasonably understood to be confidential;

(c)	files, databases and software reports;

(d)	data, records and customer lists;

(e)	business and financial plans, costings, rates and charges;

(f)	trade secrets of the Employer and the Group;

(g)	Intellectual Property of the Employer and the Group;

(h)	information regarding the financial or business affairs of the Employer and the Group, including:

(i)	board papers and reports;

(ii)	financial and management accounts, reports and information;

(iii)	business and marketing plans, practices, information, strategies and opportunities;

(iv)	strategic information of the Employer and the Group and information about current and future projects and arrangements; and

(v)	market research information or surveys;

(i)	any agreements, arrangements or terms of trade with a Client, Identified Prospective Client, supplier or prospective supplier;

(j)	information about the identity, contact details or requirements of Clients, Identified Prospective Clients, suppliers or prospective suppliers;

(k)	contractual, technical and production information;

(l)	notes and developments regarding Confidential Information;

(m)	all other matters relating to the internal or external operations or plans of the Employer or the Group;

(n)	the terms and conditions of employment of employees of the Employer and of the Group;

(o)	the terms and conditions of this Agreement;

(p)	any discussion, negotiation or agreement between the Employer and the Executive regarding the performance of the Executive, or the termination or cessation of the Employment; and

(q)	business systems, and operating procedures, manuals or handbooks.

Confidential Information does not include information that:

(a)	is publicly available at the Commencement Date; or

(b)	becomes publicly available during or after the Employment without breach of any obligation of confidence by the Executive;

Corporations Act means the Corporations Act 2001 (Cth);

Disclosed Interest has the meaning given at Item 8 of Schedule 1.

Duties means the duties and responsibilities set out in clause 4 of this Agreement;

Employment means employment of the Executive by the Employer, on the terms and conditions set out in this Agreement;

Group means the Employer and its Related Bodies Corporate from time to time;

Group Company means any member of the Group;

Identified Prospective Clients means organisations, businesses or individuals that have been identified by the Employer or a Group Company as an opportunity for obtaining future business (whether directly or through referral of other business);

Intellectual Property means all present and future intellectual or industrial property anywhere in the world (whether registered, unregistered or unregistrable) including inventions, ideas, concepts, discoveries, data, databases, secret processes, formulae, scientific and technical information, Confidential Information, trade marks, business names, company names, service marks, copyright, designs, patents, know how, circuit layout rights, plant breeders rights and trade secrets;

Listing Rules means the listing rules of the Australian Securities Exchange or any applicable exchange on which the Parent Company or any Group Company are listed;

Month means calendar month;

Moral Right has the same meaning as that term has in Part IX of the Copyright Act 1968 (Cth);

Notice Period means the notice period specified in Item 6 of Schedule 1; Parent Company means Radiopharm Theranostics Limited ACN 647 877 889; Party means either the Executive or the Employer as the context requires;

Personal Information has the same meaning as that term has in the Privacy Act;

Position means the position identified in Item 1 of Schedule 1;

Privacy Act means the Privacy Act 1988 (Cth);

Property means property of the Employer, and any other Group Company, and includes Confidential Information, Intellectual Property, documents, equipment, software, computer information (wherever it is stored), keys and access cards;

Related Body Corporate has the meaning given in section 9 of the Corporations Act;

Restraint Areas has the meaning given at Item 4 of Schedule 1;

Restraint Periods has the meaning given at Item 5 of Schedule 1;

Termination Date means the date on which the Employment and this Agreement terminates for any reason;

VWAP means volume weighted average price;

Works means all programs, programming, literary, dramatic, musical and artistic work within the meaning of the Copyright Act 1968 (Cth); and

Year means calendar year unless otherwise stated.

1.2	Interpretation

(1)	Reference to:

(a)	one gender includes the others;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a person includes a body corporate;

(d)	a Party includes the Party’s executors, administrators, successors and permitted assigns;

(e)	a thing includes the whole and each part of it separately;

(f)	a statute, regulation, code or other law or a provision of any of them includes:

(i)	any amendment or replacement of it; and

(ii)	another regulation or other statutory instrument made under it, or made under it as amended or replaced; and

(g)	“$”, “USD$”, or dollars means United States dollars unless otherwise stated.

(2)	“Including” and similar expressions are not words of limitation.

(3)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)	A provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

(6)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

1.3	Parties

(1)	If a Party consists of more than 1 person, this Agreement binds each of them separately and any 2 or more of them jointly.

(2)	An obligation, representation or warranty in favour of more than 1 person is for the benefit of them separately and jointly.

2	Warranties

2.1	The Executive warrants that the Executive:

(1)	has disclosed to the Employer all directorships held by the Executive, and has disclosed any interests or obligations that might have the potential to conflict with the Employer’s interests;

(2)	other than the Disclosed Interest, has no interests or obligations that are inconsistent with, or that would prevent, limit or adversely affect the Executive complying with any of the Executive’s obligations under this Agreement; and

(3)	will notify the Employer immediately if any of these circumstances change.

3	Commencement

3.1	The Employment commences on the Commencement Date.

3.2	The Employment will continue until terminated in accordance with this Agreement.

3.3	Prior to the Commencement Date, the Employer may terminate this Agreement by giving one week’s notice or making a payment in lieu. If the Employer terminates this Agreement before the Commencement Date, no obligation for payment, including those payments described at clauses 7, 8, 10 and 11 will be triggered.

4	Position and Duties

4.1	The Executive is employed by the Employer in the Position.

4.2	The Executive will perform duties and have responsibilities consistent with the Position and as designated or assigned by the Employer from time to time. The Executive’s initial duties and responsibilities are set out in Schedule 2.

4.3	The Executive must report to the Chief Executive Officer, or other position as may be nominated by the Employer from time to time.

4.4	In the performance of the Duties, and at all times during the Employment, the Executive must:

(1)	serve the Employer faithfully, honestly and diligently;

(2)	act at all times in the Employer’s and the Group’s best interests;

(3)	use the Executive’s best endeavours to protect and promote the reputation and business interests of the Employer and the Group;

(4)	not act in conflict with the interests of the Employer or any Group Company;

(5)	perform the Duties with all due care and skill, and to the best of the Executive’s knowledge and abilities;

(6)	work the hours reasonably necessary to perform the Duties, which may include work outside the Employer’s normal business hours, on weekends and public holidays;

(7)	act in a professional and ethical manner;

(8)	comply with all reasonable and lawful directions of the Employer;

(9)	comply with the policies and procedures of the Employer and the Group;

(10)	maintain any and all registrations, qualifications, certifications and professional standards which are necessary for him to fulfil the Duties in accordance with the Corporations Act;

(11)	comply with state and federal laws relating to health and safety, discrimination, bullying and harassment;

(12)	act at all times within the levels of authority delegated by the Board; and

(13)	provide the Chief Executive Officer, Board and Executive Chairman with information and reports:

(a)	about the affairs of the Employer, as the Board may request from time to time; and

(b)	generally, so as to keep the Board fully informed of all material developments in or relevant to the Employer’s affairs, within the scope of the Duties.

4.5	The Parties agree that the Executive’s Position, Duties, role and levels of responsibility may be varied from time to time. Irrespective of any such variations, the remaining terms and conditions of this Agreement will continue to apply, unless otherwise agreed in writing.

4.6	The Executive will not accept any payment or other benefit as an inducement or reward for any act or omission in connection with any matter or business transacted by or on behalf of the Employer or any Group Company.

4.7	Nothing in clause 4 limits the Executive’s duties of good faith or fidelity to the Employer.

5	Place of work

5.1	The Executive’s usual place of work is specified at Item 2 of Schedule 1.

5.2	From time to time, in the performance of the Duties, the Executive may be required to:

(1)	work from other locations; and

(2)	travel within the United States of America and overseas, including Australia.

6	Hours of work

6.1	The Executive is employed by the Employer on a full-time basis.

6.2	The Executive will perform the Duties at such times as may be reasonably required for the operational requirements of the Employer’s business.

6.3	From time to time, it will be necessary for the Executive to perform the Duties outside standard business hours, including evenings, weekends, and on public holidays. The Executive agrees that this is a reasonable requirement, in light of the Employer’s operational requirements, the nature of the Executive’s Position, Duties, Base Salary, and the Executive’s personal circumstances.

6.4	The Executive is not entitled to any additional payment for work performed outside the Employer’s standard business hours. The Executive acknowledges that the Base Salary has been set at a level that takes into account the Executive’s normal Duties and any and all reasonable additional hours the Executive may be required to work.

7	Remuneration and taxation

7.1	In consideration for the Executive carrying out the Duties and fulfilling the Executive’s obligations, the Employer must pay or provide the Executive the Base Salary.

7.2	Unless expressly provided otherwise, all payments made under this Agreement are subject to deduction or withholding by the Employer of any amounts required by law, including all amounts specified at clauses 10 (Annual Bonus), 11 (Other benefits), 12 (Expenses), 15 (Vacation) and 17 (Termination).

7.3	If an industrial instrument or legislation conferring minimum entitlements is or becomes applicable to the Employment, the Executive’s Base Salary other benefits that the Employer provides to the Executive (including cash and the value of non-cash benefits), may be applied in satisfaction of any entitlements the Executive may have under that industrial instrument or legislation (including overtime rates, penalty rates, shiftworker loadings, annual leave loading and allowances).

7.4	The Base Salary includes any compensation that might be lawfully “deferred” in a “pre- tax account” nominated by the Executive. It will be the Executive’s responsibility to set up the account and comply with the laws for reporting deferred income to the USA taxing authorities (including the federal Internal Revenue Service, the US State and local governments).

8	Equity Incentive Plan

8.1	The Executive is eligible to participate in the Employer or Parent Company’s equity incentive plan (Equity Incentive Plan), subject to the provisions of the Equity Incentive Plan and on such other terms and conditions as the Employer notifies the Executive in writing in its absolute discretion.

8.2	The Equity Incentive Plan may be varied, amended, removed or replaced by the Employer from time to time in its absolute discretion acting reasonably.

8.3	The Equity Incentive Plan does not form part of this Agreement.

9	Method and frequency of payment

9.1	The Employer must pay the Base Salary monthly in arrears by electronic transfer into an account nominated by the Executive.

10	Annual Bonus

10.1	The Executive may be entitled to the Annual Bonus, subject to criteria to be determined by the Board of the Employer and the Executive calculated on mutually agreed annual performance milestones. The Parties will endeavour to agree the criteria within 30 Business Days of the Commencement Date.

10.2	In the absence of agreement as to the criteria at clause 10.1, the criteria will be determined by the Employer acting reasonably.

10.3	The Executive will only become eligible to receive the Annual Bonus:

(1)	on a pro rata basis for the fiscal year between the Commencement Date and 30 June 2022;

(2)	after 30 June 2022, at the end of each fully worked subsequent fiscal year ending 30 June; and

10.4	if the Agreement has not been terminated and the Executive is not in the Notice Period.

10.5	The Annual Bonus, or any part of it, will be paid within 30 Business Days of the Employer determining it is payable within reasonable and fair discretion.

10.6	Any future incentive amounts will be subject to agreement in writing between the Employer and the Executive.

11	Other benefits

11.1	The Employer has engaged a payroll and benefits service provider to administer the following benefits, during the Employment, in accordance with market standard terms:

(1)	401K plan permitting the Executive to contribute an amount equal to the maximum amount allowed by U.S. IRS guidelines. Employer shall contribute 100% of the amount that Executive contributes to Executive’s 401K plan up to a maximum of 8% of the Executive’s Base Salary paid to the Executive, subject to U.S. IRS guidelines;

(2)	workers’ compensation; and

(3)	an industry standard health benefits package reflective of the Executive’s policy immediately before the Commencement Date.

12	Expenses

12.1	The Employer must pay all reasonable expenses, including reasonable travel costs, incurred by the Executive in performing the Duties, provided the Executive:

(1)	provides the Employer with acceptable documentation for the expenses incurred; and

(2)	complies with any applicable expenses policy in force from time to time.

12.2	The Executive must seek approval from the Chief Executive Officer before incurring any individual expense greater than USD$5,000, or if it is not practicable to seek approval before incurring an expense, as soon as reasonably practicable after incurring the expense.

13	Performance and remuneration review

13.1	The Employer may review the Executive’s performance every 12 months, usually on or about 30 June, or at such other times at the Board’s discretion.

13.2	The Employer may review the Base Salary every 12 months, usually on or about 30 June, however this does not necessarily mean it will be increased.

13.3	In reviewing the Executive’s performance and Base Salary, the Employer may take into account all circumstances it considers relevant, including any change to the Duties, the performance of the Employer, the Employer’s business requirements, and the prevailing economic conditions.

13.4	The Executive is required to complete all relevant documents and questionnaires, attend performance interviews and provide truthful answers to all questions in respect of the Executive’s performance throughout the Employment.

14	Employer’s Property

14.1	The Executive must return any Property which is in the Executive’s possession, power or control, immediately on request by the Employer or immediately on termination of the Employment.

14.2	If any of the Property is in the form of videotape, computer information, software or similar media, the Employer may require the Executive to delete or erase this information so that it cannot be retrieved, and verify this to the Employer’s satisfaction.

14.3	The Executive must:

(1)	take all reasonable care when using the Property and immediately report to the Employer any damage, defect or fault in the Property; and

(2)	take all reasonable steps to ensure the security of, and protect all Property, including Confidential Information and Intellectual Property, which is in the Executive’s possession, power or control.

15	Vacation

15.1	The Executive is entitled to annual vacation (also known as annual leave), personal / carer’s leave, compassionate leave and parental leave, in accordance with applicable legislation and the Employer’s policies. The following subclauses contain a summary of some of those entitlements, and are to be read subject to those statutory provisions.

15.2	The Executive is entitled to accrue 4 weeks paid annual leave for each year of service. Any accrued but unused annual leave shall carry over to the following year.

15.3	Annual leave is to be taken at times agreed with the Employer. If the Parties cannot agree, the Employer may direct the Executive to take leave. In the absence of agreement, annual leave must be taken at a time or times required by the Employer if:

(1)	the Executive has accrued in excess of 8 weeks’ annual leave; or

(2)	the Executive is required to do so by the Employer during a period over which the Employer, or that part of the Employer that the Executive works for, does not trade or trades at a substantially reduced level. If the Executive does not have sufficient annual leave accrued, the Executive agrees to take leave without pay during this period.

15.4	On termination of the Employment for any reason, the Executive will be paid any accrued but untaken annual leave.

15.5	The Executive is entitled to accrue 10 days paid personal / carer’s leave for each year of service, to be used either for personal illness or injury, or to care for members of the Executive’s immediate family or household who require care or support due to illness, injury or unexpected emergency.

15.6	The Executive must notify the Chief Executive Officer as soon as practicable of any absence for personal / carer’s leave, and the expected duration of the absence.

15.7	The Employer may require the Executive to provide satisfactory evidence of the illness or injury, if the Executive is absent from work for personal / carer’s leave.

15.8	While on leave, the Executive must not engage in any conduct that is inconsistent with this Agreement, or the Executive’s obligations to the Employer.

16	Public holidays

16.1	Subject to clause 16.2, the Executive is entitled to state and national public holidays applicable in the Executive’s usual place of work specified at Item 2 of Schedule 1, without loss of pay.

16.2	The Executive may be required to work on certain public holidays to fulfil the requirements of the Position, unless the Executive has reasonable grounds for not doing so.

17	Termination

17.1	Termination by notice

(1)	Subject to clause 17.2, the Employer or the Executive may terminate the Employment and Agreement by providing the other Party with prior written notice of termination, equal to the Notice Period.

(2)	The notice of termination must state the day on which the Employment will terminate.

(3)	During the Notice Period, the Employer may:

(a)	require the Executive to work for part or all of the Notice Period; or

(b)	in its absolute discretion elect to pay the Executive an amount in lieu of any unworked portion of the Notice Period, based on the Executive’s Base Salary for that period.

(4)	For all or part of the Notice Period, the Employer may require the Executive to:

(a)	not attend the Employer’s premises or premises at which any part of the Employer’s business is conducted;

(b)	not perform all or part of the Duties;

(c)	cease all contact and communication with Clients, Identified Prospective Clients, suppliers, employees or contractors of the Employer or the Group, or some of them;

(d)	not use some or all of the Property;

(e)	remain in, and perform all Duties of, the Position until directed otherwise by the Employer;

(f)	not attend work but remain available to attend work and perform any Duties required by the Employer;

(g)	perform duties other than the Duties, including less senior or significant duties, including duties relating to the handover of the Executive’s responsibilities; and/or

(h)	do any combination of clauses 17.1(4)(a) to 17.1(4)(g).

The Executive agrees that this will not constitute a repudiation of this Agreement. Notwithstanding the foregoing, the Executive will continue to receive the Base Salary during the Notice Period.

17.2	Summary termination

(1)	The Employer may immediately terminate the Employment and Agreement without prior notice if the Executive:

(a)	engages in any act or omission which, in the Employers’ reasonable opinion, constitutes serious or persistent misconduct (including dishonesty, theft, fraud or assault);

(b)	commits a serious or persistent breach of this Agreement, including in particular, of any of clauses 2 (Warranties), 4 (Duties), 18 (Restraint during Employment), 20 (Confidential Information), 21 (Intellectual Property), 24 (Policies), or 25 (Privacy);

(c)	misappropriates the Intellectual Property or Confidential Information of the Employer or any Group Company;

(d)	is, in the Employer’s reasonable opinion, guilty of material breach of faith, material neglect or default, wilful disregard of directions or gross incompetence or negligence in the performance of the Duties;

(e)	is either repeatedly absent from work, or absent from work for a period of 5 consecutive Business Days, without proper explanation by the Executive or the consent of the Employer;

(f)	wilfully refuses to obey or comply with a lawful direction of the Employer;

(g)	commits any act of bankruptcy or compounds with the Executive’s creditors;

(h)	is precluded from taking part in the management of a corporation under the provisions of Part 2D of the Corporations Act;

(i)	is found to have materially breached the Employer’s policies for, or statutory requirements regarding, health and safety, discrimination and sexual harassment;

(j)	is intoxicated or under the influence of illegal drugs or drugs which have not been lawfully prescribed for the Executive, while at work; or

(k)	is charged with any criminal or indictable offence which in the Employer’s reasonable opinion may bring the Executive or the Employer, the Group or any Group Company into disrepute.

(2)	If the Employment is terminated under this clause 17.2, the Executive is not entitled to receive any payment in lieu of the Notice Period or any other compensation, including any compensation under clause 17.3.

17.3	Termination payments

(1)	In the event that the Employment and Agreement is terminated by the Employer, other than in accordance with clause 17.2, the Executive will be entitled to receive a payment equal to 12 months of the Base Salary.

(2)	After the Termination Date, the Employer will cease making payments, or reimbursing for expenses, for the other benefits described in clause 11.

17.4	Resignation from office

(1)	On termination of the Employment, or at the request of the Employer, the Executive must resign from any office held by the Executive in the Employer or a Group Company.

(2)	Except as otherwise provided for in this Agreement, the Executive is not entitled to compensation for resigning from office.

(3)	If the Executive fails to resign from office, the Employer is authorised to appoint another person in the name of the Executive and on the Executive’s behalf, to execute all documents and to do all things required to give this effect.

17.5	Representations after termination

Except as it may pertain to Executive’s equity holdings in the Employer or a Group Company, after termination of the Employment, the Executive must not represent himself as being in any way connected with or interested in the Employer’s of the Group’s businesses.

17.6	Severance payments

The Executive agrees that any payments paid to the Executive under clause 17, whether a payment in lieu of notice of termination or a redundancy payment or otherwise, is in satisfaction of (either wholly or in part), and may be off-set against, any legislative severance entitlement the Executive might have, to pay in lieu of notice of termination and/or redundancy pay.

17.7	Money owed to the Employer

If, on termination, the Executive owes any amount to the Employer (including any overpayments that the Employer may have made), the Employer can offset that amount against any payments the Employer is legally obliged to make to the Executive.

17.8	Compliance with Corporations Act and Listing Rules

(1)	The Employer is not required to pay or provide (or procure the payment or provision of) any money or benefits to the Executive which would require shareholder approval under the Corporations Act or which would cause the Employer to infringe the Listing Rules (if applicable).

(2)	Where clause 17.8(1) applies:

(a)	any payments or benefits to be provided to the Executive under this Agreement must be reduced to a level which does not require shareholder approval and which does not infringe the Listing Rules; and

(b)	if the Employer overpays the Executive, the Executive must on receiving written notice from the Employer, immediately repay any money or benefits specified in such notice.

18	Restraint during Employment

18.1	During the Employment, the Executive must not, without the Employer’s prior written consent:

(1)	induce, encourage or solicit any of the Employer’s or Group Companies’ employees, contractors and agents to terminate their engagement with the Employer or Group Company;

(2)	induce, encourage or solicit any of the Employer’s or Group Companies’ clients or contractors to end or restrict their professional or trade relationship with the Employer or Group Company;

(3)	other than the Disclosed Interests, act as an officer of, or as a consultant, adviser, representative or trustee to any other corporation, firm, organisation or person (whether paid or unpaid);

(4)	other than the Disclosed Interests, take up any other appointment or position such as director, partner, officer or employee with any other corporation, firm, or organisation (whether paid or unpaid); or

(5)	other than the Disclosed Interests, hold 1% or more of the shares or securities in any business which creates or may create a conflict between the Employer’s, Group’s and the Executive’s interests.

18.2	The Executive agrees that this is a reasonable requirement to protect the legitimate interests of the Employer and the Group.

19	Restraint after Employment ceases

19.1	The Executive acknowledges that:

(1)	in the course of the Employment, the Executive will have:

(a)	a high level of access to Confidential Information;

(b)	knowledge of, and influence over, Clients and Identified Prospective Clients because of the personal relationships formed with Clients and any Identified Prospective Clients and their representatives;

(c)	a position of leadership enabling the Executive to have a degree of influence over the Employer’s employees; and

(2)	as a consequence, it is necessary and reasonable for the Employer to protect the Employer’s Confidential Information, employees, Identified Prospective Clients and Client connections, goodwill, and business.

19.2	After the Termination Date, the Executive must not, without the Employer’s prior written consent:

(1)	for the Restraint Periods; and

(2)	in the case of clause 19.2(3), within the Restraint Areas;

either directly or indirectly do or engage in any of the following:

(3)	alone or jointly with or on behalf of anybody else in any capacity (including, without limitation, as principal, agent, partner, employees, shareholder, unit holder, joint venture, director, trustee, beneficiary, manager, consultant or adviser) carry on, operate or be engaged, interested or employed in a Competing Business;

(4)	interfere with, disrupt or attempt to disrupt, the relationship, contractual or otherwise, between the Employer and any of:

(a)	the Clients in respect of whom the Executive has carried out work or had a business relationship at any time during the 12 month period immediately preceding the Termination Date;

(b)	the Identified Prospective Clients with whom the Executive has been involved in developing a business relationship, at any time during the 12 month period immediately preceding the Termination Date;

(c)	the suppliers with whom the Executive has had dealings or had a business relationship at any time during the 12 month period immediately preceding the Termination Date;

(5)	induce, encourage or solicit any of the Employer’s employees, contractors or agents, with whom the Executive has worked or has had a business relationship at any time during the 12 period immediately preceding the Termination Date, to leave the Employer’s employment or agency or to cease providing services to the Employer or Group Companies;

(6)	employ or engage, or offer to employ or engage, any officer, employee, contractor or agent of the Employer or Group Companies;

(7)	directly or indirectly assist any person to, or procure any person to, do any of the acts or anything else contemplated by clauses 19.2(3) to 19.2(6).

19.3	This clause 19 does not prevent the Executive from:

(1)	owning marketable securities of a corporation or trust which is listed on a recognised stock exchange in Australia or elsewhere, provided that the Executive holds no more than 5% of the total marketable securities of the corporation or trust;

(2)	accepting an academic appointment at a university that does not involve any activities of material interest to the Employer and does impact the Executive’s performance of the Duties; or

(3)	continuing any Disclosed Interest which the Executive had at the time of this Agreement.

19.4	The Executive agrees that:

(1)	the restraints set out in this clause 19 will apply as if they consisted of several separate, independent and cumulative covenants and restraints consisting of:

(a)	each of clauses 19.2(4), 19.2(5), 19.2(6) and 19.2(7) combined with each separate Restraint Period; and

(b)	clause 19.2(3) combined with each separate Restraint Period and of each such separate combination combined with each separate Restraint Area;

(2)	if any separate covenant and restraint referred to in clause 19 is unenforceable, illegal or void, that covenant and restraint is severed and the other covenants and restraints remain in force;

(3)	each of these separate provisions is a fair and reasonable restraint of trade, that goes no further than reasonably necessary to protect the Employer’s Confidential Information, employee and Client connections, goodwill, and business;

(4)	substantial and valuable consideration has been received for each separate covenant and restraint in this clause directly and indirectly by the Executive, including the Employment and the Base Salary; and

(5)	any combination of the acts referred to above for each separate Restraint Period and, if applicable, Restraint Area, would be unfair and calculated to damage the Employer’s Confidential Information, connections with its employees and Clients, goodwill, and business, and would lead to substantial loss to the Employer.

19.5	This clause 19 continues to apply after the Employment and the Agreement come to an end.

19.6	In clause 19, a reference to “the Employer” includes the Employer, and any other Group Companies in respect of whose business the Executive has been actively engaged in the course of the Employment.

19.7	Any promise, warranty or covenant made by the Executive under clause 19 in favour of persons not a party to this Agreement is intended to be, and is, directly enforceable by each of those persons, and this Agreement operates as a deed poll in favour of those persons.

20	Confidential Information

20.1	The Executive acknowledges and agrees that:

(1)	the Executive will become possessed of Confidential Information;

(2)	the Confidential Information remains at all times the Property of the Employer, the Group or both;

(3)	disclosure of such Confidential Information may diminish the value of the information and could materially harm the Employer and/or the Group;

(4)	the restrictions in this clause 20 are reasonable in all the circumstances and necessary to protect the goodwill of the Employer and/or the Group; and

(5)	the remedy of damages will be inadequate to protect the interests of the Employer and/or the Group generally and they are respectively entitled to seek and obtain injunctive relief or any other relief to protect their interests.

20.2	The Executive must:

(1)	take all steps necessary to maintain the strict confidentiality of Confidential Information;

(2)	ensure that proper and secure storage is provided for Confidential Information while in the possession or under the control of the Executive;

(3)	take all precautions necessary to prevent disclosure of Confidential Information;

(4)	not use or attempt to use Confidential Information in any manner which may injure or cause loss, either directly or indirectly, to the Employer or any other Group Company, or which may be likely to do so;

(5)	not disclose Confidential Information to any person other than:

(a)	as directed by the Employer;

(b)	where required for the performance of the Duties;

(c)	in the case of the terms and conditions of this Agreement, to the Executive’s legal and financial advisers; or

(d)	if compelled by law to disclose the Confidential Information;

(6)	use Confidential Information solely in accordance with this Agreement; and

(7)	keep confidential the fact that Confidential Information has been provided to the Executive and other employees, servants and/or agents of the Employer.

20.3	When the Executive discloses Confidential Information as permitted by clause 20.2(5)(c) and 20.2(5)(d), the Executive must ensure that whoever it is disclosed to is made aware of its confidential nature, and of the Executive’s obligations under clause 20. The Executive will use the Executive’s best endeavours to ensure that those persons comply with the obligations of clause 20 as if the obligations were expressed to apply to them.

20.4	If the Executive is obliged by law to disclose any Confidential Information (or anticipates that the Executive may be so obliged), the Executive must immediately notify the Employer of the actual or anticipated requirement and use all lawful means to delay and withhold disclosure until the Employer has had a reasonable opportunity to oppose disclosure by lawful means.

20.5	This clause 20 continues to apply after the Employment and the Agreement come to an end.

21	Intellectual Property

21.1	The Executive warrants that the Executive does not have any right or interest in respect of any Intellectual Property owned, used or capable of being used by the Employer.

21.2	The Employer owns all Intellectual Property that the Executive develops or conceives in the course of or arising out of the Employment, whether alone or in conjunction with someone else, and whether during or outside working hours:

(1)	using the Employer’s or any of the Clients’ or Identified Prospective Clients’ premises, resources or facilities;

(2)	in the course of, as a consequence of or in relation to the performance of the Duties;

(3)	directly or indirectly as a result of the Executive’s or anybody else’s access to the Confidential Information or other Intellectual Property of the Employer, or Clients’ confidential information or Intellectual Property;

(4)	in respect of or associated with any of the Employer’s products or services and any alterations or additions or methods of making, using, marketing, selling or providing these products or services; or

(5)	relating to other Intellectual Property.

21.3	To the extent that the Executive has any right or interest in Intellectual Property which is owned, used or capable of being used by the Employer, the Executive assigns that Intellectual Property to the Employer.

21.4	The Executive will immediately disclose in writing to the Board:

(1)	any matter which may come to the Executive’s attention during the Employment, which may be of interest, importance or use to the Employer;

(2)	any proposal for improvements which may be of service for the furtherance of the Employer’s business; and

(3)	Intellectual Property made or conceived of during the course of performing the Duties.

21.5	The Executive will do anything necessary, including executing any documents such as an assignment, for the purpose of effecting, perfecting and protecting the Employer’s title or that of the Employer’s nominee to the Intellectual Property, in Australia or such other countries as the Employer requires.

21.6	The Executive may not make use of or reproduce any Intellectual Property owned by the Employer without prior written approval, other than in the ordinary course of the Employment.

21.7	In clause 20.5, a reference to “the Employer” includes the Employer, and any other Group Companies in respect of whose business the Executive has been actively engaged in the course of the Employment.

21.8	Any promise, warranty or covenant made by the Executive under clause 20.5 in favour of persons not a party to this Agreement is intended to be, and is, directly enforceable by each of those persons, and this Agreement operates as a deed poll in favour of those persons.

21.9	This clause 21 continues to apply after the Employment and the Agreement come to an end.

22	Remedies for breach by Executive

22.1	The Executive acknowledges that:

(1)	a breach of any of clauses 18 (Restraint during Employment), 19 (Restraint after Employment ceases), 20 (Confidential Information) or 20.5 (Intellectual Property) would be harmful to the Employer’s business interests;

(2)	monetary damages alone would not be a sufficient remedy for a breach of any of these clauses; and

(3)	in addition to any other remedy which may be available in law or equity, the Employer or any other aggrieved party is entitled to interim, interlocutory and permanent injunctions or any of them to prevent breach of these clauses and to compel specific performance of them.

23	Moral Rights

23.1	The Executive consents to the doing of any acts or making of any omissions by the Employer or any Group Company or their respective employees, servants, agents, licensees and assigns that infringe the Executive’s Moral Rights in any Works made by the Executive in the course of the Employment, including:

(1)	not naming the Executive as the author of a Work;

(2)	naming another person as the author of a Work; or

(3)	amending or modifying (whether by changing, adding to or deleting/removing) any part of a Work;

whether those acts or omissions occur before, on or after the date of this Agreement.

23.2	The Executive acknowledges that this consent is genuinely given without duress of any kind and that the Executive has been given the opportunity to seek legal advice on the effect of giving this consent.

23.3	Clause 23 continues to apply after the Employment and Agreement comes to an end and for the duration of the Moral Rights.

24	Policies

24.1	While they do not form part of this Agreement and are not otherwise contractual, the Executive agrees to comply with the Employer’s policies, as amended or introduced from time to time.

24.2	The Executive agrees to model appropriate behaviours to promote and ensure compliance with the Employer’s policies.

24.3	A failure by the Executive to comply with the policies of the Employer as in place, or as varied or introduced, from time to time may result in disciplinary action being taken against the Executive, up to and including the termination of the Employment and Agreement.

24.4	If the Employer’s policies are inconsistent with the terms of this Agreement, the terms of this Agreement will prevail.

25	Privacy

25.1	If the Executive deals with Personal Information, the Executive must comply with the requirements of:

(1)	the Privacy Act;

(2)	any applicable State legislation regarding privacy; and

(3)	any applicable policies of the Employer.

25.2	The Executive acknowledges that as a result of and during the course of the Employment, the Employer will obtain Personal Information (including health, medical and other sensitive information) about the Executive.

25.3	The Executive consents to the Employer:

(1)	obtaining this Personal Information; and

(2)	disclosing this Personal Information to other parties for the purposes of conducting the Employer’s business, and as otherwise outlined in the Employer’s privacy policies.

26	Application of legislation and industrial instruments

26.1	Any legislation or relevant industrial instrument applies to the Employment as a matter of law, and does not form part of this Agreement.

26.2	This Agreement does not in any way expressly or impliedly limit the obligations of the Executive under applicable legislation, including the Corporations Act, as in force from time to time or the Listing Rules as in force from time to time.

27	Severability

27.1	If any provision of this Agreement is unenforceable, illegal or void, that provision is severed and the other provisions of this Agreement remain in force.

28	Governing law

28.1	This Agreement is governed by the law in force in New South Wales, Australia.

28.2	The parties submit to the jurisdiction of the courts of New South Wales, Australia and agree that as the appropriate forum for any dispute as between them.

28.3	Notwithstanding, clauses 28.1 and 28.2 above, the Executive acknowledges the Employer is a subsidiary of the Parent Company which is incorporated in and subject to the laws of Australia, including the Corporations Act. The Executive acknowledges such laws may have extra-territorial effect.

29	Continuing obligations

29.1	Any provision of this Agreement remaining to be performed or observed by the Executive or having effect after the termination of this Agreement for whatever reason remains in full force and effect and is binding on the Executive.

30	Waiver

30.1	A Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

30.2	The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

30.3	A waiver is not effective unless it is in writing.

30.4	Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

31	Costs and outlays

31.1	Each Party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Agreement.

32	Entire understanding

32.1	This Agreement:

(1)	contains the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement; and

(2)	supersedes any prior agreement or understanding on anything connected with that subject matter.

32.2	Each Party has entered into this Agreement without relying on any representation by any other Party or person purporting to represent that Party.

33	Acknowledgment

33.1	The Executive acknowledges that the Executive has entered into this Agreement without duress, and after having had the opportunity to take independent expert advice on its terms and their effect.

34	Counterparts

34.1	This Agreement may be executed in counterparts.

35	Variation

35.1	Subject to clause 4.5, an amendment or variation to this Agreement is not effective unless it is in writing and signed by both Parties.

Schedule 1

Item 1	Position

Chief Medical Officer

Item 2	Place of work

The United States of America, or as otherwise mutually agreed with the Employer from time to time.

Item 3	Commencement Date

On a date to be agreed, but not before:

●	the Employer has issued all convertible notes in the Employer as part of a currently contemplated capital raising round to raise an amount of up to AUD$15million; and

●	the Employer has secured the appropriate assets to launch the Employer.

Item 4	Restraint Areas

(a)	any and all areas in which the Employer sells its services or products at the Termination Date;

(b)	any and all areas in which the Employer had, during the 12 months prior to the Termination Date, documented plans to sell any services or products;

(c)	the United States of America.

Item 5	Restraint Periods

(a)	24 months commencing upon the Termination Date;

(b)	18 months commencing upon the Termination Date;

(c)	12 months commencing upon the Termination Date;

(d)	six months commencing upon the Termination Date;

(e)	three months commencing upon the Termination Date;

Item 6	Notice Period

Six weeks.

Item 7	Base Salary

The Base Salary is USD$400,000 per annum, less any applicable withholding taxes, paid in the course of the Employer’s regular payroll practices.

Item 8	Disclosed Interest

None disclosed.

Schedule 2

Position Description

Key Responsibilities:

●	The CMO will have responsibility for overall strategy and execution of development programs as well as playing a critical role in strategic corporate decisions.

●	Provide strategic, scientific and medical oversight on clinical programs, discovery efforts and research projects.

●	Development assessments of pre-clinical and clinical programs to support life-cycle plan and new therapeutic initiatives.

●	Clinical support on implementation teams, providing subject matter expertise, clinical science support and functional representation

●	Interact with the regulatory authorities, corporate partners and investors

●	Build relationships and scientific outreach within the oncology specialty community.

●	Participate in cross-functional teams for the evaluation of new development ideas, medical strategies and business development assessments.

●	Contribute to authorship and review process for scientific publications and presentations.

●	Assist with scientific advisory board activities.

●	Demonstrated outstanding leadership of multiple development projects and teams

●	Extensive experience leading the design, conduct, analysis, and reporting of clinical studies, including experience submitting INDs to regulatory authorities in the US and Europe or other countries is preferred

●	Significant successful interactions with key opinion leaders and investigators

●	Proven ability to effectively work in a cross-functional/matrix environment and successfully leverage internal and external partnerships

●	Strategic agility; in-depth knowledge and broad experience in the pharmaceutical or biotech industry and is able to bring this to bear in accomplishing strategic goals and objectives

●	Strong interpersonal, influencing, presentation, and written and verbal communications skills; able to effectively address all levels within an organization

●	Assure that the highest quality, ethical & professional values are demonstrated in all aspects of the team work

●	Ensures compliance with corporate policies and procedures, as well as, all related healthcare laws, regulations and pharma industry standards

Schedule 3

Option terms

Unless otherwise defined, terms used in this schedule shall have the same meaning as in the Agreement.

In this schedule, ‘Option’ means an option to be granted by Radiopharm Theranostics Limited (Radiopharm) to the Executive under paragraph 1 below, the details of which are as follows:

Options	Options to subscribe for fully paid ordinary shares in the capital of Radiopharm (Shares).
Expiry Date	The date which is 5 years after the Commencement Date.

1	Subject to any limitations imposed by, or preconditions required to be satisfied pursuant to, any applicable requirements of the Corporations Act 2001 (Cth), the ASX Listing Rules and Radiopharm’s Constitution, Radiopharm shall grant the Options to the Executive on the terms set out in this schedule. Subject to ASX Listing Rule 6.18, the number of options shall equate to 1% of the issued capital of Radiopharm at the time of Radiopharm’s listing on the Australian Securities Exchange.

2	The Options are subject to, and shall be issued immediately prior to, Radiopharm’s listing on the Australian Securities Exchange.

3	Options awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. This Agreement is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

4	Subject to the Executive continuing employment with the Employer as at the applicable Vesting Date set out below, the applicable tranche of Options will vest on that Vesting Date in favour of the Executive:

Vesting Date	No. of Options	Exercise Price
The date of Radiopharm’s listing on the Australian Securities Exchange	33.33%	IPO issue price
The date that is one year following Radiopharm’s listing on the Australian Securities Exchange	33.33%
The date that is two years following Radiopharm’s listing on the Australian Securities Exchange	33.33%

5	The payment of the Exercise Price may be made as agreed between Radiopharm and the Executive and may include a cashless exercise of the Options in accordance with the following formula:

S = O x (MSP – EP)

  MSP

Where:

S = Number of Shares to be issued on exercise of the Options.

O = Number of Options.

MSP = Market value of the Shares (calculated using the volume weighted average prices at which Shares were traded on the ASX over the one week period immediately preceding the exercise date).

EP = Option exercise price.

6	The terms of issue of the Options are set out below.

No.	Condition
1	Each Option carries the right to subscribe for one Share, subject to conditions 5, 6 and 7.
2	Any Shares issued as a result of exercising an Option will: (a) be issued on the same terms; and (b) rank in all respects on equal terms, with the other existing Shares.
3	Radiopharm must use its reasonable endeavours to allot and issue the Shares in respect of which an Option has been validly exercised no later than five Business Days after receipt of a notice of exercise of the Option.
4	An Option does not entitle the Executive to participate in any new issue of shares. However, an entitlement to participate may apply following the exercise of an Option in respect of Shares held by the Executive at the relevant record date for that issue.
5

If Radiopharm:

(a)          consolidates; or

(b)          subdivides,

the share capital of Radiopharm, the number of Options must be consolidated or subdivided (as the case requires) in the same ratio in accordance with the ASX Listing Rules.

6

If:

(a)          the Shares are reconstructed; or

(b)          there is an in specie distribution to shareholders,

the number of Options or the Exercise Price (or both) must be reconstructed (as appropriate) in accordance with the ASX Listing Rules so that there will not be:

(c)           any benefit conferred on the Executive which is not conferred on the other shareholders; or

(d)          any detriment to the Executive.

No.	Condition
7	The number of Shares issued on the exercise of an Option will be adjusted for pro-rata issues (except a bonus issue) made before exercise of the Option in accordance with the ASX Listing Rules.
8	The Exercise Price will not change because of any bonus issue.
9	If any adjustment required under conditions 5, 6 or 7 would result in the Executive becoming entitled to a fraction of an Option, the fraction is to be rounded up.
10	An Option does not give any right to participate in any dividends or distributions declared by Radiopharm.
11

Each Option is issued subject to:

(a)          the terms of Radiopharm’s Equity Incentive Plan (if applicable);

(b)          the Corporations Act 2001 (Cth);

(c)           the ASX Listing Rules; and

(d)          Radiopharm’s Constitution.

12	Notwithstanding any other terms of the Options, the rights of the Executive as an option holder will be changed to the extent necessary to comply with the ASX Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

7	The number of Shares issued on the exercise of an Option will be adjusted for pro-rata issues (except a bonus issue) made before exercise of the Option in accordance with the ASX Listing Rules.
8	The Exercise Price will not change because of any bonus issue.
9	If any adjustment required under conditions 5, 6 or 7 would result in the Executive becoming entitled to a fraction of an Option, the fraction is to be rounded up.
10	An Option does not give any right to participate in any dividends or distributions declared by Radiopharm.
11	Each Option is issued subject to:

(a) the terms of Radiopharm’s Equity Incentive Plan (if applicable);

(b) the Corporations Act 2001 (Cth);

(c) the ASX Listing Rules; and

(d) Radiopharm’s Constitution.

12	Notwithstanding any other terms of the Options, the rights of the Executive as an option holder will be changed to the extent necessary to comply with the ASX Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

7	Each Option is personal to the Executive and may not be assigned to or exercised by any other person.

8	Subject to earlier expiry in accordance with the terms of the Executive’s employment agreement, any and all unexercised Options expire on the Expiry Date.

Executed as an agreement.

Signed sealed and delivered

by

Radiopharm Theranostics (USA) Inc

on 27 / June /2021	by:

	/s/ Paul Hopper		/s/ Phillip Hains
Ù	Director	Ù	Director/Secretary

	Paul Hopper		Phillip Hains
Ù	Full name of Director	Ù	Full name of ~~Director~~/Secretary

Signed by P. David Mozley, MD
on 25 / June /2021 in the presence of:

/s/ P. David Mozley
Ù	Signature of P. David Mozley, MD

/s/ Muc Du
Ù	Signature of witness

Muc Du
Ù	Name of witness (print)